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                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Maxim Pharmaceuticals, Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 of Maxim Pharmaceuticals, Inc. (a development stage company) of our report dated November 19, 1999, relating to the balance sheets of Maxim Pharmaceuticals, Inc. as of September 30, 1999, and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1999, and for the period from inception (October 23, 1989) through September 30, 1999 and related schedule, which report appears in the September 30,1999, annual report on Form 10-K of Maxim Pharmaceuticals, Inc.

San Diego, California
July 12, 2000